UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2014
NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West San Antonio, Texas 78257
(Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2014, the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of NuStar GP, LLC (the “Company”), the general partner of the general partner of NuStar Energy L.P. (“NuStar”), approved awards of performance units for certain of the Company’s officers pursuant to the terms of the Company’s Fourth Amended and Restated 2000 Long-Term Incentive Plan. The performance units are payable in NuStar’ common units (“Common Units”). The performance units are considered for vesting annually in one-third increments beginning on the first anniversary of their grant date. Upon vesting, the performance units are converted into a number of Common Units based upon the target metric described below and the Committee’s discretion.

The target metric for 2014 performance unit vesting is NuStar achieving a distribution coverage ratio (“DCR”) of 1:1. Performance units will not automatically vest unless NuStar’s DCR, after taking into account the aggregate expense of the performance units, meets or exceeds 1:1. Each year, beginning in 2015, the target metric will be the DCR determined by the Committee in the first quarter of the year, based on NuStar’s approved annual budget for that year. The Committee may also designate one or more DCRs that are above the targeted DCR as goals that will be used to determine vesting greater than 100% (up to 200%) of an officer’s performance units available for vesting in that year. Notwithstanding anything above, the Committee has full discretion to increase the vesting determination for any officer (up to the 200% cap).

Name	Title	Performance Units
Bradley C. Barron	President and Chief Executive Officer	7,677
Thomas R. Shoaf	Executive Vice President and Chief Financial Officer	4,284
Mary Rose Brown	Executive Vice President and Chief Administrative Officer	4,614

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

Date: July 29, 2014			By:	/s/ Amy L. Perry
			Name:	Amy L. Perry
			Title:	Senior Vice President, General Counsel - Corporate & Commercial Law and Corporate Secretary

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